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          This Agreement is made and entered into this 19th day of
     December, 1996, by and between SEACOR Holdings, Inc., acting as agent for and on behalf of all of its direct and indirect controlled subsidiaries (herein, collectively, the "Seacor Group") and Smit Internationale NV, acting as agent for and on behalf of all of its direct and indirect controlled subsidiaries (herein, collectively, the "Smit Group").

     Recitals:

          A. Certain members of each of the Seacor Group and Smit Group have entered into an Asset Purchase Agreement, dated as of 19th day of December, 1996 (the "Purchase Agreement") wherein certain Seacor Group members acquired from certain members of the Smit Group all of the Offshore Vessels (as defined in the Purchase Agreement) owned by the Smit Group.

          B. In connection therewith, the Seacor Group has agreed to make the Offshore Vessels and other of its vessels available to the Smit Group under certain conditions and the Smit Group has agreed to provide the Seacor Group vessels an opportunity to bid on and participate in certain of the Smit Group's activities.

          NOW, THEREFORE, in consideration of the representations, warranties, and covenants contained herein and in the Purchase Agreement, and other good and valuable consideration receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. The Seacor Group agrees that it will make its entire fleet of vessels available to Sellers on a first priority basis for use in salvage and other non-conventional maritime activities, within the field of business of the Smit Group, subject to any commitments which the Seacor Group has to third parties, and on the terms and conditions hereinafter provided. The Seacor Group shall make its weekly chartering report covering the location of its vessels available to Sellers on a regular basis.

          2. (a) In the event that the Smit Group wishes to engage a Seacor Group vessel for a salvage operation, then the Smit Group will give a representative of the Seacor Group designated in each area who can obtain a prompt response, notice as to (i) the type of vessel required, (ii) location of the operation, (iii) the expected commencement time for the operation, and (iv) the expected time period for completion of the operation. The Seacor Group will use its best endeavors to make such vessel or vessels available to the Smit Group as it may require for a specific



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     salvage operation including making vessels available, which are already readily available, and also making such arrangements within its fleet and with its customers to make available the most suitable vessels for a specific operation, subject to the parties' agreement as to compensation payable for such operation.

          (b) The compensation payable for a vessel to be engaged in a salvage operation shall be twice the prevailing market time charter rate for such vessel if such vessel is at the time employed, or, if it is not then employed, shall be twice the prevailing market time charter rate for vessels of similar class, specifications and trading patterns during the preceding 90 days; provided that such charter rate shall not exceed $35,000 per day. Such compensation shall include operating expenses and all remuneration payable to the crew, but charterer shall pay fuel and lubes.

          (c) As promptly as possible following receipt of the notice referred to above, the Seacor Group shall notify the Smit Group of (i) the vessel or vessels it has available for the operation, (ii) the compensation payable for such vessel or vessels as determined in accordance with the foregoing paragraph, and (iii) whether arrangements must be made with customers for the release of any such vessel or vessels before it can participate in the proposed salvage operations.

          (d) Upon receipt of such notice from the Seacor Group, the Smit Group and the Seacor Group shall jointly determine which vessel or vessels, if any, are to be used in the salvage operation. Any vessels to be used in such operations shall be time chartered to the Smit Group for the agreed period of time based on a standard BIMCO Supplytime or Towhire charter party, or such other form of time charter party as may be appropriate under the circumstances, in either case with a 'no claim for salvage' provision, and such indemnities, and other provisions as a prudent owner would request taking into account the nature of the work, the risk involved, the flag of the vessel, the nationality of the crew and their articles of employment. Such indemnities may include, for example, indemnities of the owner without recourse to the owner, its servants or agents, other than due to gross negligence or willful misconduct of the owner, for (a) claims by charterer, the salved vessel or its owner or any third parties for injury, loss or damage resulting from the salvage operation or resulting to the salved or towed object, (b) excess claims for salvage bonus by the crew on the Seacor Group vessel, other than for a pro rata share of the daily hire paid to the Seacor Group above the going market rate, (c) additional

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     insurance costs to the owners; provided that the owner shall also agree to render reasonable assistance without making any additional claim for salvage to reconnect a towline if the salved object or tow breaks away during the course of any towage service. All compensation payable under the time charter shall be due and payable as provided in such time charter and shall not be dependent on the receipt of payment by the Smit Group for its salvage services.

          (e) Immediately following completion of any salvage operation in which a Seacor Group vessel participates, the Seacor Group shall allow the Smit Group reasonable access to the log books of the vessel chartered and to the Master and crew on board the vessel to take statements concerning the salvage operation.

          (f) The Seacor Group agrees not to offer vessels to third party salvors unless the Smit Group has not been awarded the salvage work.

          3. (a) In the event that the Smit Group wishes to engage a Seacor Group vessel for an operation other than a salvage operation, including but not limited to wreck removal, offshore contracting and installation, towage, and similar operations, then the Smit Group will give the Seacor Group notice as to (i) the type of vessel required,
     (ii) the location of the operation, (iii) the expected commencement date of the operation, and (iv) the expected time period for completion of the operation; provided that if the Smit Group is seeking tenders from several parties, then the Seacor Group will be given an opportunity to respond to such tender on the same terms and conditions as the other parties.

          (b) The Seacor Group will respond in the time prescribed in paragraph 2(a) specifying the compensation to be paid, based on the prevailing market conditions for such vessel, including, but not limited to, considerations as to rate, job duration, anticipated commencement date, and regional location of the work. The parties agree to discuss all the commercial considerations, but, in any event, the Seacor Group shall have the absolute right to decline any such business in its sole discretion.

          4. The Smit Group agrees that it will give the Seacor Group an opportunity to provide environmental services on a preferred basis in conjunction with the Smit Group's salvage, maritime contracting, and ports and harbor activities, to the extent that such services cannot be provided using the Smit Group's own equipment and personnel.


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          5.   In the event that the Smit Group shall have sought bids or tenders from several parties in connection with any of the activities referred to herein, the Smit Group hereby agrees to permit the Seacor Group an opportunity to review and meet the terms and conditions of the party to whom the Smit Group intends to award the contract.

          6.   Any notices provided for herein shall be given as follows:

               To Seacor Group:

                                  Watchstander
                               Seacor Marine, Inc.
                           11200 Westheimer, Suite 900
                              Houston, Texas 77042
                               Tel:  281 782 5990
                               Fax:  281 782 5991

               To Smit Group:

                               Salvage Watchmaster
                            Smit Internationale N.V.
                                  Zalmstraat 1
                                3016 DS Rotterdam
                                 The Netherlands
                              Tel:  31 10 454 9911
                              Fax:  31 10 454 9268

          In Witness Whereof, the parties hereto have duly executed this Agreement as of the date first above written.

                                   SEACOR HOLDINGS, INC.,
                                       as agent



                                   By: /s/Keith Gregory
                                       -------------------------------
                                       Name:  Keith Gregory
                                       Title: Vice President


                                   SMIT INTERNATIONALE N.V.,
                                       as agent



                                   By: /s/Karel Kaffa
                                       -------------------------------
                                       Name:  Karel Kaffa
                                       Title: Area Manager




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